Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 61 to Registration Statement No. 033-12608 on Form N-1A of our report dated September 25, 2009, relating to the financial statements and financial highlights of HighMark Funds, comprising Balanced Fund, Cognitive Value Fund, Core Equity Fund, Enhanced Growth Fund, Equity Income Fund, Fundamental Equity Fund, Geneva Mid Cap Growth Fund (formerly known as Geneva Growth Fund), Geneva Small Cap Growth Fund, International Opportunities Fund, Large Cap Growth Fund, Large Cap Value Fund, NYSE Arca Tech 100 Index Fund, Small Cap Advantage Fund, Small Cap Value Fund, Value Momentum Fund, Capital Growth Allocation Fund, Diversified Equity Allocation Fund, Growth & Income Allocation Fund, Income Plus Allocation Fund, Bond Fund, California Intermediate Tax-Free Bond Fund, National Intermediate Tax-Free Bond Fund, Short Term Bond Fund, Wisconsin Tax-Exempt Fund, California Tax-Free Money Market Fund, Diversified Money Market Fund, Treasury Plus Money Market Fund, U.S. Government Money Market Fund, and 100% U.S. Treasury Money Market Fund, appearing in the Annual Report on Form N-CSR of HighMark Funds for the year ended July 31, 2009, and to the references to us under the headings “Financial Highlights” in each of the Prospectuses and “Disclosure of Non-Public Portfolio Holdings”, “Independent Registered Public Accounting Firm”, “Miscellaneous” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

November 23, 2009